Exhibit 4.1

FIRST MIDWEST BANCORP, INC.
INDEMNIFICATION AGREEMENT

THIS AGREEMENT is entered into, effective as of April 3, 2012, between FIRST MIDWEST BANCORP, INC., a Delaware corporation (the “Company”), and  ____ (“Indemnitee”).

WHEREAS, it is essential to the Company and its Subsidiaries (as defined below) to retain and attract as directors, officers and employees the most capable persons available;

WHEREAS, Indemnitee is a director, officer, and/or employee of the Company or one or more of its Subsidiaries;

WHEREAS, both the Company and Indemnitee recognize the increased risk of litigation and other claims currently being asserted against directors, officers and employees of corporations and banks; and

WHEREAS, in recognition of Indemnitee’s need for substantial protection against personal liability in order to enhance Indemnitee’s continued and effective service to the Company and/or its Subsidiaries, and in order to induce Indemnitee to provide services to the Company and/or its Subsidiaries as a director, officer and/or employee, the Company wishes to provide in this Agreement for the indemnification of and the advancing of Expenses (as defined below) to Indemnitee to the fullest extent (whether partial or complete) permitted by law and as set forth in this Agreement, and, to the extent insurance is maintained which includes Indemnitee as a covered party, for the coverage of Indemnitee under the Company’s directors’ and officers’ liability insurance policies.

NOW, THEREFORE, in consideration of the above premises and of Indemnitee’s continuing to serve the Company directly or, at its request, one or more of its Subsidiaries or an other enterprise (as defined below), and intending to be legally bound hereby, the parties agree as follows:

1. Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth in this Section 1 (such meanings to be equally applicable in both the singular and plural forms of the term defined, unless the context requires otherwise).

(a) “Board” means the Board of Directors of the Company.

(b) “Business Day” means any day other than a day when banks are required or authorized to be closed for business in the State of Illinois.

(c) “Change in Control of the Company” means (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the total voting power represented by the Company’s then outstanding Voting Securities, (ii) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Sections 1(g)(i), 1(g)(iii) or 1(g)(iv)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, (iii) the effective date of a merger or consolidation of the Company with any other Person, other than a merger or consolidation that would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the Voting Securities of the Company, or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company’s assets.

(d) “Company Business Combination” has the meaning set forth in Section 15 hereof.

(e) “Delaware Court” has the meaning set forth in Section 17 hereof.

(f) “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(g) “Expense Advance” has the meaning set forth in Section 2(c) hereof.

(h) “Expenses” means any expense, including without limitation, attorneys’ fees, retainers, court costs, transcript costs, fees and expenses of experts, including accountants and other advisors, travel expenses, duplicating costs, postage, delivery service fees, filing fees and all other disbursements or expenses of the types typically paid or incurred in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing for any of the foregoing in, any Proceeding relating to any Indemnifiable Event, and any expenses of establishing a right to indemnification under Sections 2, 4 and/or 5 of this Agreement or any other right hereunder, in each case to the extent actually and reasonably incurred.

(i) “Indemnifiable Event” means, to the fullest extent permitted by law, any event or occurrence that takes place either prior to or after the execution of this Agreement, related to the fact that Indemnitee is or was a director, officer, employee or agent of the Company or any Subsidiary, is or was serving at the request of the Company or any Subsidiary as a director, officer, employee, trustee, agent, limited partner, member or fiduciary of another Person, including any other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation that was a predecessor corporation of the Company or any corporate Subsidiary or a foreign or domestic financial institution that was a predecessor of any Bank or of an other enterprise at the request of such predecessor corporation or financial institution, or related to anything done or not done by Indemnitee in any such capacity, whether or not the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent of the Company, any Bank or other Subsidiary, as described above.

(j) “Independent Counsel” means the legal counsel appointed in connection with Section 3.

(k) “other enterprise” shall include employee benefit plans; reference to “fines” shall include any excise tax assessed with respect to any employee benefit plan; reference to “serving at the request of the Company or a Subsidiary” shall include any service as a director, officer, employee or agent of the Company or any Subsidiary which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants or beneficiaries.

(l) “Person” means any individual or bank, corporation, partnership, joint venture, limited liability company, limited partnership, employee benefit plan, trust or other entity or enterprise, or any foreign, federal, state or local court, governmental agency or other body.

(m) “Prior Agreement” has the meaning set forth in Section 15 hereof.

(n) “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternative dispute mechanism, inquiry, administrative or legislative hearing, investigation (formal or informal) or any other actual, threatened or completed proceeding, including any and all appeals, whether brought in the right of the Company or any other Person, whether civil, criminal, administrative, investigative or other, and in each case whether or not commenced prior to the date of this Agreement, that relates to an Indemnifiable Event, including without limitation any Bank Proceeding.

(o) “Reviewing Party” means the Person appointed in accordance with Section 3.

(p) “Subsidiary” means any Person (other than an individual) fifty percent (50%) or more of whose Voting Securities or equity interests are owned by the Company, directly or indirectly, at any time while Indemnitee is or was serving as a director, officer, employee and/or agent of such Person.

(q) “Voting Securities” means any securities of the Company or a Subsidiary that vote generally in the election of directors of the Company or such Subsidiary, respectively.

2. Agreement to Indemnify.

(a) General Agreement.  In the event Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Proceeding by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee and hold Indemnitee harmless from and against any and all Expenses, liabilities or losses, judgments, fines, ERISA excise taxes and penalties, amounts paid or to be paid in settlement, any interest, assessments or other charges imposed thereon, and any federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement, to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended or interpreted (but in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits the Company to provide broader indemnification rights than were permitted prior thereto).  The parties hereto intend that this Agreement shall provide for indemnification in excess of that expressly permitted by statute.  If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of amounts described in this Section 2(a), but not however, all of such amounts, the Company shall nonetheless indemnity Indemnitee for the portion thereof to which Indemnitee is entitled.

(b) Limitation on Obligation to Indemnity.  Notwithstanding anything in this Agreement to the contrary, Indemnitee shall not be entitled to indemnification or advancement of Expenses pursuant to this Agreement in connection with any Proceeding initiated by Indemnitee against the Company or any Subsidiary or any director or officer of the Company or any Subsidiary unless (i) the Company has joined in or the Board has consented to the initiation of such Proceeding, (ii) the Proceeding is one to enforce indemnification rights under Section 5 or contribution rights under Section 7, or (iii) the Proceeding is instituted after a Change in Control of the Company.

(c) Expense Advances.  If so requested by Indemnitee, the Company shall advance any and all Expenses to Indemnitee (an “Expense Advance”) within ten (10) Business Days after the receipt by the Company of a statement or statements from Indemnitee requesting such Expense Advance or Expense Advances, whether prior to or after final disposition of any Proceeding.  Expense Advances shall be made without regard to Indemnitee’s ability to repay the Expense Advances and without regard to Indemnitee’s ultimate entitlement to indemnification under the provisions of this Agreement. Indemnitee shall, and hereby undertakes to, repay the Expense Advance if and to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Company.  Indemnitee shall make any such repayment promptly following written notice of any such determination.  Expense Advances shall include any and all reasonable Expenses incurred pursuing an action to enforce this right of advancement.  If Indemnitee has commenced legal proceedings in a court of competent jurisdiction in the State of Delaware to secure a determination that Indemnitee should be indemnified under applicable law, as provided in Section 4, any determination made by the Reviewing Party that Indemnitee would not be permitted to be indemnified under this Agreement or applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or have lapsed).  Indemnitee’s obligation to reimburse the Company for Expense Advances shall be unsecured and no interest shall be charged thereon.

(d) Mandatory Indemnification.  Notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful, in whole or in part, on the merits in defense of any Proceeding relating to an Indemnifiable Event or in defense of any issue or matter therein, Indemnitee shall be indemnified against all Expenses incurred in connection therewith to the fullest extent permitted by law.  If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter.

3. Reviewing Party.

        (a) Prior to a Change in Control.  Prior to a Change in Control of the Company, the Person (the “Reviewing Party”) who shall determine whether Indemnitee is entitled to indemnification in the first instance shall be (i) the Board acting by a majority vote of Disinterested Directors, whether or not such majority constitutes a quorum of the Board; (ii) a committee of Disinterested Directors designated by a majority vote of such directors, whether or not such majority constitutes a quorum; (iii) if there are no Disinterested Directors, or if the Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee; or (iv) if so directed by the Board, by the stockholders of the Company.  If the Independent Counsel is the Reviewing Party, the Company shall seek legal advice only from Independent Counsel selected by the Company and approved by Indemnitee (which approval shall not be unreasonably withheld or delayed), and who is not presently and has not otherwise performed services for the Company, the Subsidiary or Indemnitee (other than in connection with indemnification matters) within three (3) years prior to the date of selection of such Independent  Counsel.  The Independent Counsel shall not include any Person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing any of the Company, such Subsidiary or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.  Such Independent Counsel, among other things, shall render its written opinion to the Company and to Indemnitee, as to whether and to what extent Indemnitee should be permitted to be indemnified under applicable law.  In any event, Indemnitee shall be entitled to a copy of such written opinion.  The Company agrees to pay the reasonable fees of the Independent Counsel and to indemnify fully such Independent Counsel against any and all expenses (including attorneys’ fees), claims, liabilities, losses and damages arising out of or relating to this Agreement or the engagement of such Independent Counsel hereto.

(b) After a Change in Control. After a Change in Control of the Company, the Reviewing Party shall be the Independent Counsel referred to below.  With respect to all matters arising from a Change in Control of the Company(other than a Change in Control of the Company approved by a majority of the directors on the Board who were directors immediately prior to such Change in Control of the Company) concerning the rights of Indemnitee to indemnity payments and Expense Advances under this Agreement, any other agreement or under applicable law or the Company’s certificate of incorporation or by-laws or a Subsidiary’s constituent documents now or hereafter in effect relating to indemnification for Indemnifiable Events, the Company shall seek legal advice only from Independent Counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld or delayed), and who is not presently and has not otherwise performed services for the Company, such Subsidiary or Indemnitee (other than in connection with indemnification matters) within three (3) years prior to the date of selection of such Independent Counsel.  The Independent Counsel shall not include any Person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing any of the Company, such Subsidiary or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.  Such Independent Counsel, among other things, shall render its written opinion to the Company andto Indemnitee, as to whether and to what extent Indemnitee should be permitted to be indemnified under applicable law.  In any event, Indemnitee shall be entitled to a copy of such written opinion.  The Company agrees to pay the reasonable fees of the Independent Counsel and to indemnify fully such Independent Counsel against any and all expenses (including attorneys’ fees), claims, liabilities, losses, and damages arising out of or relating to this Agreement or the engagement of such Independent Counsel pursuant hereto.

(c) Petition to Appoint Independent Counsel. If, within twenty (20) calendar days after the later of submission by Indemnitee of a written request for indemnification pursuant to Section 4(a) hereof and the final disposition of the Proceeding, no Independent Counsel shall have been selected and not objected to either the Company or Indemnitee may petition the Court of Chancery of the State of Delaware or other court of competent jurisdiction for resolution of any objection which shall have been made by Indemnitee to the Company’s selection of Independent Counsel or by Indemnitee to the Company’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a Person selected by the court or by such other Person as the court shall designate, and the Person with respect to whom all objections are so resolved or the Person so appointed shall act as Independent Counsel under Section 3(a) or (b) hereof, as the case may be.  The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 3(a) or (b) hereof, as the case may be, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 3(c), regardless of the manner in which such Independent Counsel was selected or appointed.

(d) Good Faith. Any Independent Counsel, member of the Board or stockholder of the Company shall act reasonably and in good faith in making a determination regarding Indemnitee’s entitlement to indemnification under this Agreement.  Any costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the Person or Persons making such determination shall be borne by the Company irrespective of the determination as to Indemnitee’s entitlement to indemnification), and the Company hereby indemnifies Indemnitee and agrees to hold Indemnitee harmless therefrom.

(e) Settlement or Other Disposition. The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty.  In the event that any Proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such Proceeding with or without payment of money or other consideration), it shall be presumed that Indemnitee has been successful on the merits or otherwise in such Proceeding.  Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

(f) Judgment. The termination of any Proceeding, or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or any Subsidiary or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.

(g) Validity. The Company and each Subsidiary shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 3 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and the Company shall, and shall cause each Subsidiary to, stipulate in any such court that the Company and such Subsidiary is bound by all the provisions of this Agreement.

(h) Final Determination. Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding.

4. Indemnification Process and Appeal.

(a) Indemnification Procedure.  Indemnitee shall notify the Company in writing of any matter with respect to which Indemnitee intends to seek indemnification or an Expense Advance hereunder as soon as reasonably practicable following the receipt by Indemnitee of written notice thereof.  The written notification to the Company shall include a description of the nature of the Proceeding and the facts underlying the Proceeding, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification following the final disposition of such Proceeding.  The omission by Indemnitee to notify the Company hereunder will not relieve the Company from any liability which it may have to Indemnitee hereunder or otherwise than under this Agreement, and any delay in so notifying the Company shall not constitute a waiver by Indemnitee of any rights under this Agreement.  The Corporate Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification.  Upon written request by Indemnitee for indemnification pursuant to this Section 4(a), a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto, shall be made by the Reviewing Party in accordance with Section 3(a) or 3(b), as the case may be.

(b) Suit to Enforce Rights.  If (i) no determination of entitlement to indemnification shall have been made within sixty (60) days after Indemnitee has made a demand in accordance with Section 4(a), (ii) payment of indemnification pursuant to Section 2(a) is not made within ten (10)  Business Days after a determination has been made that Indemnitee is entitled to indemnification, (iii) the Reviewing Party determines pursuant to Section 4(a) that Indemnitee is not entitled to indemnification under this Agreement, (iv) payment of indemnification pursuant to Section 2(d) is not made within ten (10) Business Days after a written request therefor, or (v) Indemnitee has not received an Expense Advance within Ten (10) Business Days after making such a request in accordance with Section 2(c), then Indemnitee shall have the right to enforce his indemnification and Expense Advance rights under this Agreement by commencing litigation in any court of competent jurisdiction in the State of Delaware seeking an initial determination by the court or challenging any determination by the

Reviewing Party or any aspect thereof.  The Company hereby consents to service of process and to appear in any such proceeding.  Any determination by the Reviewing Party not challenged by Indemnitee on or before the first anniversary of the date of the Reviewing Party’s determination shall be binding on the Company and Indemnitee.  The remedy provided for in this Section 4 shall be in addition to any other right and remedies available to Indemnitee in law or equity.

(c) Defense to Indemnification, Burden of Proof and Presumptions.  To the maximum extent permitted by applicable law in making a determination with respect to entitlement to indemnification (or an Expense Advance) under this Agreement:

(i) the Reviewing Party shall presume that Indemnitee is entitled to indemnification (or an Expense Advance) under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 4(a) of this Agreement, and the Company shall have the burden of proof to overcome that presumption in connection with the making by the Reviewing Party of any determination contrary to that presumption;

(ii) it shall be a defense to any action brought by Indemnitee against the Company to enforce this Agreement (other than an action brought to enforce a claim for Expenses incurred in defending a Proceeding in advance of its final disposition where the required undertaking has been tendered to the Company) that it is not permissible under applicable law for the Company to indemnify Indemnitee for the Indemnifiable Event asserted by Indemnitee;

(iii) in connection with any action brought pursuant to Section 4(c)(ii) as to whether Indemnitee is entitled to be indemnified hereunder, the burden of proving Indemnitee is not entitled to indemnification under this Agreement shall be on the Company;

(iv) neither the failure of the Reviewing Party or the Company (including its Board, Independent Counsel, or its stockholders) to have made a determination prior to the commencement of such action by Indemnitee that indemnification of the claimant is proper under the circumstances because Indemnitee has met the standard of conduct set forth in applicable law, nor an actual determination by the Reviewing Party or Company (including its Board, Independent Counsel or its stockholders) that Indemnitee had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has met the applicable standard of conduct;

(v) for purposes of this Agreement, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval), conviction, or upon a plea of nolo contendere or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law;

(vi) Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Company or any Subsidiary, including financial statements (other than any such records, books or financial statements for whose preparation Indemnitee was primarily responsible), or on information supplied to Indemnitee by the officers of the Company or any Subsidiary in the course of their duties, or on the advice of legal counsel for the Company or any Subsidiary or on information or records given or reports made to the Company or any Subsidiary by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or any Subsidiary.  In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Company or any Subsidiary shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.  Whether or not the foregoing provisions of this Section 4(c)(vi) are satisfied, it shall in any event be presumed that Indemnitee has at all times acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and each Subsidiary.  Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

5. Indemnification for Expenses Incurred in Enforcing Rights.  Except to the extent prohibited by Section 14 hereof, the Company shall indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall advance such Expenses to Indemnitee on such terms and conditions as the Board deems appropriate, that are incurred by Indemnitee in connection with any claim asserted against or action brought by Indemnitee for:

(a) enforcement of this Agreement;

(b) indemnification of Expenses or Expense Advances by the Company under this Agreement or any other agreement or under applicable law or the Company’s certificate of incorporation or by-laws or a Subsidiary’s constituent documents now or hereafter in effect relating to indemnification for Indemnifiable Events; and/or

(c) recovery under directors’ and officers’ liability insurance policies maintained by the Company.

6. Defense of Proceeding.

(a) Defense.  With respect to any Proceeding as to which Indemnitee notifies the Company of the commencement thereof, the Company or any Subsidiary designated by the Company and that has legal standing to participate in such Proceeding will be entitled to participate in the Proceeding at its own expense and except as otherwise provided below, to the extent the Company or such Subsidiary so wishes, it may assume the defense thereof with counsel reasonably satisfactory to Indemnitee.  After notice from the Company or such Subsidiary to Indemnitee of its election to assume the defense of any Proceeding, the Company will not be liable to Indemnitee under this Agreement or otherwise for any Expenses subsequently incurred by Indemnitee in connection with the defense of such Proceeding other than reasonable costs of investigation or as otherwise provided below.  Indemnitee shall have the right to employ Indemnitee’s own counsel in such Proceeding, but all Expenses related thereto incurred after notice from the Company or such Subsidiary of its assumption of the defense shall be at Indemnitee’s expense unless:  (i) the employment of counsel by Indemnitee has been authorized by the Company or such Subsidiary, (ii) Indemnitee has reasonably determined that there may be a conflict of interest between Indemnitee and the Company or such Subsidiary in the defense of the Proceeding, (iii) after a Change in Control of the Company, or (iv) neither the Company nor such Subsidiary shall within sixty (60) calendar days (or such shorter period of time as may be necessary to preserve any rights or defenses) in fact have employed counsel to assume the defense of such Proceeding, in each of which cases in clauses (i) through (iv) all Expenses of the Proceeding shall be borne by the Company; and (v) if the Company or such Subsidiary has employed counsel to represent Indemnitee and other current and former directors, officers and employees of the Company or such Subsidiary in the defense of a Proceeding, and a majority of such persons, including Indemnitee, reasonably object to such counsel selected by the Company or such Subsidiary pursuant to this Section 6(a), then such persons, including Indemnitee, shall be permitted to employ one (1) additional counsel of their choice and the reasonable fees and expenses of such counsel shall be at the expense of the Company; provided, however, that such counsel shall be chosen from amongst the list of counsel, if applicable, approved by any company with which the Company or such Subsidiary obtains or maintains directors’ and officers’ liability insurance, if required by the terms of such insurance.  In the event separate counsel is retained by an Indemnitee pursuant to this Section 6(a), the Company shall and shall cause such Subsidiary, if applicable, to cooperate fully with Indemnitee with respect to the defense of the Proceeding, including making documents, witnesses and other reasonable information related to the defense available to Indemnitee and such separate counsel pursuant to joint-defense agreements or confidentiality agreements, as appropriate.  Neither the Company nor such Subsidiary shall be entitled to assume the defense of any Proceeding brought by or on behalf of the Company or such Subsidiary, as to which Indemnitee shall have made the determination provided for in clause (ii) above or as to which the Indemnitee elects to assume the defense after the occurrence of either of the events described in clause (iii) above.

(b) Settlement of Claims.  The Company shall not be liable to indemnify Indemnitee under this Agreement or otherwise for any amounts paid in settlement of any Proceeding effected without the Company’s written consent; provided, however, that if a Change in Control of the Company has occurred, the Company shall be liable for indemnification of Indemnitee for amounts paid in settlement if the Independent Counsel has approved the settlement.  The Company shall not and shall not permit any Subsidiary to settle any Proceeding in any manner that would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent.  The Company shall not and shall not permit any Subsidiary, and Indemnitee shall not unreasonably withhold its consent, to any proposed settlement.  The Company shall not be liable to indemnify Indemnitee under this Agreement with regard to any judicial award in a Proceeding to the extent Indemnitee did not give the Company or a Subsidiary a reasonable and timely opportunity, at the Company’s or such Subsidiary’s expense, to participate in the defense of such Proceeding; provided, however, the Company’s liability hereunder to Indemnitee shall not be excused if participation in the Proceeding by the Company or such Subsidiary was barred by this Agreement or if the Company or any Subsidiary elected to undertake the defense of such Proceeding and subsequently failed to pursue such defense diligently and in good faith.

7. Contribution.

(a) Whether or not the indemnification provided in Section 2 hereof is available in respect of any Proceeding in which the Company or any Subsidiary is jointly liable with Indemnitee (or would be if joined in such Proceeding), to the fullest extent permitted by law, the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such Proceeding without requiring Indemnitee to contribute to such payment and the Company hereby waives and relinquishes, and shall cause such Subsidiary to waive and relinquish, any right of contribution it may have against Indemnitee.  The Company shall not, and shall not permit any Subsidiary to, enter into any settlement of any Proceeding in which the Company or a Subsidiary is jointly liable with Indemnitee (or would be if joined in such Proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee in such Proceeding to the fullest extent permitted by law.

(b) Without diminishing or impairing the obligations of the Company set forth in Section 7(a), if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any Proceeding in which the Company or a Subsidiary is jointly liable with Indemnitee (or would be if joined in such Proceeding), the Company shall contribute to the amount of Expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company or any Subsidiary, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction from which such Proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company, such Subsidiary and all officers, directors or employees of the Company or such Subsidiary other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the events that resulted in such Expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which applicable law may require to be considered.  The relative fault of the Company or such Subsidiary and all officers, directors or employees of the Company or such Subsidiary, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

(c) To the fullest extent permitted by law, the Company hereby agrees to fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by officers, directors or employees of the Company or any Subsidiary, other than Indemnitee, who may be jointly liable with Indemnitee.

(d) To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any Proceeding, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company or any Subsidiary and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company or any Subsidiary (and their respective directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

8. Non-Exclusivity.  The rights of Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the laws of the State of Delaware, the Illinois Banking Act, the Company’s certificate of incorporation and by-laws, a Subsidiary’s constituent documents, applicable law or otherwise.  To the extent that a change in applicable law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Company’s certificate of incorporation, by-laws, applicable law or this Agreement, it is the intent of the parties that Indemnitee enjoy by this Agreement the greater benefits so afforded by such change.

       9. Liability Insurance.  The Company shall use its best efforts (a) to continue to maintain, and to cause its Subsidiaries to maintain, in effect directors’ and officers’ insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance Policies”) with terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the Company’s and any Subsidiary’s D&O Insurance Policies as in effect as of the date hereof (D&O Insurance Policies containing such terms conditions, retentions and limits of liability, referred to herein as “Comparable D&O Insurance Policies”), and, for so long as Indemnitee serves as a director, officer or employee of the Company or any Subsidiary or other enterprise and for a period of six (6) years thereafter, to cause Indemnitee to be covered under such Comparable D&O Insurance Policies in accordance with their respective terms, and (b) for a period of not less than six (6) years following the occurrence of (i) a Change in Control of the Company or (ii) the Company ceasing to operate its business as a going concern, to maintain in effect Comparable D&O Insurance Policies, and, until the earlier of (x) such time as the Company is no longer required to maintain such Comparable D&O Insurance Policies pursuant to this clause (b) or (y) the sixth (6th) anniversary of Indemnitee ceasing to serve as a director, officer or employee of the Company or any Subsidiary or other enterprise, to cause Indemnitee to be covered under such Comparable D&O Insurance Policies in accordance with their respective terms.  In the event the Company or a Subsidiary, at any time it is required to maintain Comparable D&O Insurance Policies pursuant to the foregoing sentence, is not able to obtain Comparable D&O Insurance Policies, the Company shall be obligated to maintain and cause the Subsidiary to maintain D&O Insurance Policies with the best coverage then available for the time periods provided in, and otherwise in accordance with the terms of, the foregoing sentence. The Company and the Indemnitee shall cooperate fully to permit Indemnitee to purchase coverage regarding risks not covered by the D&O Insurance Policies or restricted by regulatory authorities or otherwise.

10. Period of Limitations.  No legal action shall be brought and no cause of action shall be asserted by or on behalf of the Company or any affiliate of the Company, including any Subsidiary, against Indemnitee, Indemnitee’s spouse, heirs, executors, or personal or legal representatives after the expiration of two (2) years from the date of accrual of such cause of action, or such longer period as may be required by federal or state law under the circumstances.  Any claim or cause of action of the Company or its affiliate shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action the shorter period shall govern.

11. Duration of Agreement.  All agreements and obligations of the Company contained herein shall continue during the period Indemnitee is an officer or director of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of any Subsidiary or other enterprise) and shall continue thereafter until the expiration of all applicable statutes of limitation to bring any potential Proceeding against Indemnitee arising out of such service, whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement.

12. Amendment of this Agreement.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall operate as a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.  Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.

13. Subrogation.  In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be reasonably necessary, at the Company’s expense, to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

14. Exclusions.  The Company shall not be liable under this Agreement to make any payment in connection with any Proceeding (a) made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, by law or otherwise) of the amounts otherwise indemnifiable hereunder, or (b) for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common.

15. Binding Effect.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and thereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all, substantially all or a substantial part, of the business and/or assets of the Company (a “Company Business Combination”), spouses, heirs and personal and legal representatives, as the case may be.  At or prior to the closing of any such Company Business Combination or First Midwest Bank Business Combination, as the case may be, the Company or First Midwest Bank shall require and cause any successor of such Company Business Combination, as the case may be, to all, substantially all, or a substantial part, of the business and/or assets of the Company or, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company, respectively, would be required to perform if no such succession had taken place.  This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a director, officer, employee or agent of the Company, any Subsidiary or of any other enterprise at the Company’s request.  If this Agreement or sufficient portions hereof as to obviate the material benefits of this Agreement to the Indemnitee shall be held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable and the Indemnitee, and the Company and/or one or more Subsidiaries were parties to a directors’ and officers’ indemnification or similar agreement dated prior to the date hereof (the “Prior Agreement”), then this Agreement shall not supercede the Prior Agreement which shall remain in full force and effect.

16. Severability.  Subject to the last sentence of Section 15, if any provision (or portion thereof) of this Agreement shall be held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions shall remain enforceable to the fullest extent permitted by law.  Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, void or unenforceable.

17. Governing Law and Consent to Jurisdiction.  This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict-of-laws rules.  The Company and Indemnitee hereby irrevocably and unconditionally (a) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (b) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (c) irrevocably appoint, to the extent such party is not otherwise subject to service of process in the State of Delaware, The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, as such party’s agent in the State of Delaware for acceptance of legal process in connection with any such action or proceeding against such party with the same legal force and validity as if served upon such party personally within the State of Delaware, (d) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (e) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

18. Notices.  All notices, demands and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand, against receipt, by reputable overnight delivery service, against receipt, or mailed, postage prepaid, certified or registered U.S. mail, return receipt requested, and addressed to the Company at:

First Midwest Bancorp, Inc.
One Pierce Place
Suite 1500
Itasca, IL  60143
Attention:  Corporate Secretary

and to Indemnitee at:

the address on file with the Company

Notice of change of address shall be effective only when given in accordance with this Section 18.  All notices complying with this Section 18 shall be deemed to have been received on the date of delivery or on the third (3rd) Business Day after mailing, as the case may be.

19. Security.  To the fullest extent permitted by applicable law, the Company may from time to time, but shall not be required to, provide such insurance, collateral, letters of credit or other security as the Board may deem appropriate to support or secure the Company obligations under this Agreement.

20. Interpretation.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement unless otherwise specifically provided herein.  The words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation” and shall not be limited by any enumeration or otherwise.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day specified above.

COMPANY: FIRST MIDWEST BANCORP, INC. By: Its:
INDEMNITEE: [signature] Printed Name: